Exhibit 10.29
NVR, Inc.
Summary of the 2009 Named Executive Officer Annual Incentive Compensation Plan
     The following is a description of NVR, Inc.’s (“NVR” or the “Company”) 2009 annual incentive compensation plan (the “Bonus Plan”). The Bonus Plan is not set forth in a formal written document, and therefore NVR is providing this description of the plan pursuant to Item 601(b)(10)(iii) of Regulation S-K. All of NVR’s named executive officers; Paul C. Saville (President and Chief Executive Officer of NVR), William J. Inman (President of NVR Mortgage Finance, Inc.), Dennis M. Seremet (Senior Vice President, Chief Financial Officer and Treasurer of NVR) and Robert W. Henley (Vice President and Controller of NVR) participate in the Bonus Plan.
      Under the Bonus Plan, the named executive officers can earn no more than 50% of their base salary as a bonus award. The named executive officers’ annual bonus opportunity will be based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders (net of cancellations) that we generate compared to the consolidated pre-tax profit and new orders within our 2009 annual business plan. The named executive officers begin to earn the consolidated pre-tax profit portion of their annual bonus award once the annual business plan is at least 80% attained. The full amount of the consolidated pre-tax profit portion of their annual bonus award is earned ratably from 80% up to 100% achievement of the annual business plan. The named executive officers begin to earn the new orders unit portion of their annual bonus award once the annual business plan is at least 85% attained. The full amount of the new orders unit portion of their annual bonus award is earned ratably from 85% up to 100% achievement of the annual business plan.

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